Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 28, 2026, relating to the financial statements and financial highlights of Evanston Multi-Alpha Fund (formerly, North Square Evanston Multi-Alpha Fund), which are included in Form N-CSR for the year ended March 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 24, 2026